Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Second Quarter 2021 Results and Announces Increased Quarterly Dividend

•Net income of $8.8 million for the quarter; diluted second quarter 2021 EPS of $0.79 per share versus $0.92 per share in the first quarter of 2021 and $0.58 per share in the second quarter of 2020
•The Board of Directors declared a cash dividend of $0.19 per common share, payable August 9, 2021, to shareholders of record as of August 2, 2021, an increase from $0.18 per common share in the first quarter of 2021
•Commercial loan growth for the quarter, excluding Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans, was 24% annualized as loan demand was robust late in the second quarter of 2021; momentum continues with a strong commercial pipeline
•Provision expense of $0.6 million was recorded in the second quarter of 2021 as compared to a provision reversal of $1.0 million in the first quarter of 2021; commercial loan production drove the increase; the provision included $0.8 million and $1.0 million of COVID-19 reserve reductions for the three months ended June 30, 2021 and March 31, 2021, respectively
•Noninterest expenses improved to $17.0 million in the second quarter of 2021 as compared to $17.8 million in the first quarter of 2021; the efficiency ratio was stable at 60% for first and second quarters of 2021
•Noninterest income was $6.7 million in the second quarter of 2021 as compared to $7.5 million in the first quarter of 2021; the first quarter included a $0.6 million reduction of the mortgage servicing rights valuation reserve
•Return on average assets totaled 1.2% in the second quarter of 2021 compared to 1.4% in the first quarter of 2021; second quarter provision increase caused the reduction
•Tangible book value per share(1) increased to $21.61 at June 20, 2021 from $20.59 at March 31, 2021 and $19.93 at December 31, 2020
•Net interest margin declined to 3.24% in the second quarter of 2021 from 3.38% in the first quarter of 2021 due primarily to increased liquidity that resulted from SBA PPP forgiveness
•The SBA PPP portfolio averaged $471.2 million in the three months ended June 30, 2021 as compared to $463.0 million in the three months ended March 31, 2021
•Deposits declined by $53.0 million, or 8% annualized, from the first quarter of 2021 as a result of the usage of stimulus and PPP funds; average deposits per branch remained strong at $97 million for the second quarter of 2021
•Cost of deposits fell by six basis points in the quarter due to late first quarter rate adjustments and changes in mix

(1) Non-GAAP measure. See Appendix B for additional information.
SHIPPENSBURG, PA (July 20, 2021) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended June 30, 2021. Net income totaled $8.8 million for the three months ended June 30, 2021, compared with $10.2 million for the three months ended March 31, 2021 and $6.4 million in the three months ended June 30, 2020. Diluted earnings per share totaled $0.79 for the three months ended June 30, 2021, compared with $0.92 in the three months ended March 31, 2021 and $0.58 in the three months ended June 30, 2020.
Thomas R. Quinn, Jr., President & CEO, commented, “With another quarter of strong earnings and growing optimism for sustained future earnings, Orrstown's Board saw an opportunity to further enhance shareholder value and approved an increase to its quarterly dividend. Orrstown strives to serve its community, employees and shareholders in the best way possible and this action along with the Company's efforts in the past 15 months solidifies that message. After tirelessly devoting the past several quarters to SBA PPP efforts, our seasoned lending team quickly pivoted to commercial loan production. While we continue to service the needs of our PPP clients as we help them navigate through the forgiveness process, our primary focus has returned to growing our core business. The commercial loan pipeline is robust and we expect to see excellent production through the second half of the year. Orrstown continues to take advantage of market disruption which has resulted in both new client relationships and new talent that fits with our strategic vision and core values.”
Mr. Quinn continued, “With the economy re-opened and COVID-19 mandates lifted, our commercial lenders have been enabled to do what they do best, which is interacting with clients and driving new business opportunities. Recruitment will be the key to increasing mortgage banking revenue and replenishing the mortgage loan portfolio. As the profit boost from PPP activity wanes through 2022, our focus remains on replacing that income over the long-term. With interest rates expected to remain at historical lows in the near term, we plan to maintain discipline with our commercial lending and seek appropriate opportunities to utilize excess liquidity that fit within our relationship model and drive long-term growth.”
DISCUSSION OF RESULTS
Balance Sheet
Loans
Loans held for investment, which includes SBA PPP loans, declined by $99.6 million from March 31, 2021 to June 30, 2021, or 20% annualized, due to SBA PPP forgiveness and consumer loan reductions, partially offset by net commercial loan production. SBA PPP loans, net of deferred fees and costs, declined during the quarter by $148.7 million to $355.6 million at June 30, 2021 from $504.3 million at March 31, 2021. Commercial loans, excluding SBA PPP loans, increased by $68.8 million, or 24% annualized, from March 31, 2021 to June 30, 2021 resulting from strong commercial loan production. Loans held for investment are down by $34.3 million, or 2%, from December 31, 2020 to June 30, 2021. Loan demand has increased and is expected to continue for the remainder of the year as the COVID-19 related restrictions were lifted in the second quarter of 2021.
We expect most of the 2020 SBA PPP loan balances to be forgiven by the end of 2021. The SBA PPP loan originations in 2021 totaled $231.7 million at June 30, 2021. A number of the 2021 loans began to achieve forgiveness in the second quarter of 2021 and it is expected most of these 2021 originations will be forgiven by the end of 2022. Net deferred fees of $11.2 million remain at June 30, 2021, the majority of which is expected to be earned by the end of 2022.
Residential mortgage loans declined by $13.3 million, or 24% annualized in the three months ended June 30, 2021. In addition to experiencing an overall decline in mortgage volume, the low interest rate environment has reduced the Company's appetite for portfolio mortgage loans. Despite this decline, overall loan growth in 2021, excluding SBA PPP, is expected to be mid-single digits with commercial lending growth exceeding 10%.
Deposits
Deposits declined by $53.0 million, or 8% annualized, but remained at $2.5 billion at June 30, 2021 compared to March 31, 2021. This decline is attributed to deposit customers' utilization of stimulus funds received in the first quarter of 2021, as well as usage of SBA PPP funds. Non-interest bearing demand deposits declined by $19.0 million in the second quarter of 2021, or 14% annualized, and interest bearing checking deposits declined by $28.9 million, or 12% annualized. This decline was partially offset by money market and savings account growth of $19.3 million, or 12% annualized, from March 31, 2021 to June 30, 2021. Certificates of deposit declined by $24.3 million from March 31, 2021 to June 30, 2021, or 25% annualized. Deposits are up by $137.2 million, or 6%, from December 31, 2020 to June 30, 2021 due primarily to SBA PPP loan fundings. Deposit balances are expected to continue to gradually decline over time as clients access their remaining PPP funds and deploy their excess liquidity, which contributed to the Bank's loan-to-deposit ratio of 78% at June 30, 2021. On a longer term basis, the Bank will continue to target a loan-to-deposit ratio of 90%.
Other
Investment securities increased by $42.1 million to $460.1 million at June 30, 2021 as compared to $418.0 million at March 31, 2021, due primarily to purchases of agency backed securities and municipal bonds. Longer term, the Bank will continue to seek to deploy excess liquidity to relationship lending strategies to maximize its net interest margin as rates rise. See Appendix C for a summary of the current investment portfolio that highlights the concentrations, quality and credit enhancement levels for the portfolio.

Income Statement
Net Interest Income and Margin
Net interest income remained consistent at $21.9 million for the three months ended June 30, 2021 compared to the three months ended March 31, 2021. The net interest margin declined to 3.24% in the second quarter of 2021 from 3.38% in the first quarter of 2021. The margin reduction was primarily a result of an increase in excess cash (17 basis points) and lower purchase accounting accretion (6 basis points), partially offset by a 13 basis point increase in yield on SBA PPP loans.
SBA PPP loans had an average outstanding balance of $471.2 million and yielded approximately 4.4% in the three months ended June 30, 2021. This yield increased from approximately 3.9% in the first quarter of 2021 due to the realization of fees on $197.5 million of SBA PPP loans forgiven in the second quarter of 2021 compared to $80.3 million forgiven in the first quarter of 2021. Net deferred SBA PPP fees of $3.8 million were earned in the second quarter of 2021.
Repricing actions by management at the end of the first quarter of 2021 led to a deposit cost reduction of six basis points in the second quarter of 2021 to 0.17%, which is down from 0.23% in the first quarter of 2021 and 0.60% in the second quarter of 2020.
Excess liquidity that has resulted from SBA PPP forgiveness and an inflow of deposit funds from the SBA PPP and government stimulus programs is expected to continue to negatively impact the margin in the short term as there is little spread on its earnings. We expect that this excess liquidity will exit the banking system in the future as our clients utilize these funds. Our objective of emphasizing balance sheet mix is expected to lead to a higher net interest margin over the long-term. These efforts may mute growth in assets, but should lead to growth in net interest income, earnings and return on assets. It is anticipated that the net interest margin will remain under pressure in 2021 due to excess liquidity combined with low interest rates anticipated for the remainder of the year, coupled with an asset sensitive balance sheet. We believe that our efforts on balance sheet mix enhancement, SBA PPP lending and fee income generation will be effective to manage through the currently challenging external environment.
Provision for Loan Losses
We continue to see favorable asset quality trends including most loans that we placed on payment deferral in 2020 having resumed paying status. The allowance for loan losses totaled $19.4 million at June 30, 2021, compared with $19.0 million at March 31, 2021. Total classified loans decreased by $3.7 million, or 11%, to $28.7 million from March 31, 2021 to June 30, 2021. As of June 30, 2021, the Bank had active COVID-19 related deferred loans totaling $3.9 million, or 0.25% of its total loan portfolio, excluding PPP loans. This compared to $7.5 million, or 0.49% of total loans, excluding PPP loans, at March 31, 2021 and $239.3 million, or 15.1% of total loans, excluding PPP loans, at June 30, 2020.
Net charge offs were $0.2 million, or 0.01% of total non-SBA PPP loans, for both the June 30, 2021 and March 31, 2021 quarters. Nonperforming loans totaled $9.9 million at both June 30, 2021 and March 31, 2021, which was 0.51% of gross loans at June 30, 2021 and 0.48% of gross loans at March 31, 2021. The ratio of the allowance for loan losses to nonperforming loans was 195% at June 30, 2021 compared to 192% at March 31, 2021. The allowance to non-SBA guaranteed loans(1) remained steady at 1.2% as of June 30, 2021 and March 31, 2021. Management believes the allowance for loan losses to be adequate based on current asset quality metrics.
Strong commercial loan growth and some charge-off activity resulted in provision expense of $0.6 million in the three months ended June 30, 2021 despite generally positive trends and sustained performance in the asset quality of the loan portfolio. This compares to a provision reversal of $1.0 million recorded in the three months ended March 31, 2021 and $1.9 million of provision expense recorded in the three months ended June 30, 2020. While there remains uncertainty in the external environment regarding the relative strength of the economy, management determined that a release of a portion of its COVID-19 qualitative reserve is appropriate. This was due to the satisfactory performance of borrowers in the commercial portfolio and consideration of the amount of deferrals that have resumed making regular monthly payments. Accordingly, the qualitative factor within the allowance designated for the impact of COVID-19 was lowered by $0.8 million from March 31, 2021 to $1.0 million at June 30, 2021.
The combination of active client relationship consultation, loan payment deferrals, increased risk management focus on higher risk loan concentrations (primarily hotels and restaurants) and significant client participation in the SBA PPP have contributed to the favorable delinquency and charge-off trends we experienced during the pandemic.

(1) Non-GAAP measure. See Appendix B for additional information.

Noninterest Income
Noninterest income totaled $6.7 million in the three months ended June 30, 2021 compared with $7.5 million in the three months ended March 31, 2021 and $7.2 million in the three months ended June 30, 2020. Management continues to focus on opportunities to enhance fee income to offset potential net interest margin compression.
Total wealth management income for the three months ended June 30, 2021 grew to $2.9 million, as compared to $2.7 million for the three months ended March 31, 2021 and $2.3 million in the second quarter of 2020. Strong market conditions continue to drive wealth management income along with the addition of new clients.
Mortgage banking income declined by $1.0 million from the first quarter of 2021 to $1.2 million in the second quarter of 2021, partially due to a $0.5 million reduction in the fair value of the mortgages held for sale and interest rate lock commitments compared a reduction of $0.1 million in the first quarter of 2021. This was driven by declining production volume. Also, the second quarter of 2021 included a mortgage servicing valuation allowance reduction of $0.1 million as compared to $0.6 million in the first quarter of 2021. Mortgage loans sold totaled $51.8 million in the second quarter of 2021 compared with $57.3 million in the first quarter of 2021 and $49.5 million in the second quarter of 2020. As of June 30, 2021, the Bank services $480.4 million of loans for others, which is up by $16.4 million from March 31, 2021. On a year-to-date basis, mortgage activity has been strong. Mortgage banking income was $3.4 million for the six months ended June 30, 2021 as compared to $1.9 million for the six months ended June 30, 2020.
Debit card interchange income totaled $1.1 million in the second quarter of 2021, which is up $0.1 million from the prior quarter and up $0.2 million from the second quarter of 2020. Rising spending activity from the re-opening of the economy from COVID-19 and government stimulus payments drove this increase.
Noninterest Expenses
Noninterest expenses declined by $0.8 million to $17.0 million in the three months ended June 30, 2021 from the three months ended March 31, 2021. The decrease is due primarily to a $0.4 million reduction in the Bank's unfunded commitment reserve in the three months ended June 30, 2021 as compared to an increase of $0.3 million in the same reserve for the three months ended March 31, 2021. There were also declines in occupancy, advertising and professional services due to normal fluctuations. Market disruption continues to present opportunities to add experienced lenders and other valuable contributors to the organization. As these opportunities arise to facilitate the Company's growth, it could lead to increased expenses.
Income Taxes
The Company's effective tax rate for the second quarter of 2021 was 19.3% compared with 19.1% for the first quarter of 2021. The Company's effective tax rate is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. The change in the effective rate reflects an increase in projected income for the full 2021 year.
Capital
Shareholders’ equity totaled $265.9 million at June 30, 2021, an increase of $11.5 million from $254.4 million at March 31, 2021. The increase was primarily attributable to net income and accumulated other comprehensive income from investment gains recorded in the three months ended June 30, 2021 offset by dividends paid in the period. Tangible book value per share grew from $19.93 per share at December 31, 2020 to $21.61 per share at June 30, 2021, an increase of 8%.
The Company's tangible common equity ratio increased to 8.4% at June 30, 2021 from 7.8% at March 31, 2021. The Company's Tier 1 leverage ratio was 8.0% at June 30, 2021 and 8.1% at March 31, 2021. The Company's total risk-based capital ratio decreased from 16.2% at March 31, 2021 to 15.6% at June 30, 2021. A balance sheet shift to higher risk assets, including commercial loans, drove this reduction. As the balance of SBA PPP loans starts to decline, the Bank's tier 1 leverage ratio is expected to gradually increase if the cash position remains stable or reduced. The ratio is still well above that required to be considered "well-capitalized" under applicable regulatory requirements. As a result of the Company's performance in the first half of 2021 and a strong capital position, the Board of Directors approved a quarterly dividend increase from $0.18 per share to $0.19 per share. The dividend payout ratio totaled 24% for the three months ended June 30, 2021. The Company continues to believe that capital is adequate at this time to support the risks inherent in the balance sheet, as well as growth requirements.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020

Profitability for the period:
Net interest income	$21,901	$20,798	$43,756	$39,060
Provision for loan losses	625	1,900	(375)	2,825
Noninterest income	6,664	7,193	14,208	14,267
Noninterest expenses	17,033	18,431	34,816	36,735
Income before income taxes	10,907	7,660	23,523	13,767
Income tax expense	2,131	1,301	4,540	2,340
Net income available to common shareholders	$8,776	$6,359	$18,983	$11,427

Financial ratios:
Return on average assets (1)	1.20%	0.94%	1.33%	0.90%
Return on average equity (1)	13.56%	11.82%	15.04%	10.36%
Net interest margin (1)	3.24%	3.37%	3.31%	3.39%
Efficiency ratio	59.6%	65.8%	60.1%	68.9%
Income per common share:
Basic	$0.80	$0.58	$1.73	$1.04
Diluted	$0.79	$0.58	$1.71	$1.04

Average equity to average assets	8.83%	7.94%	8.84%	8.69%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	June 30,	December 31,
	2021	2020
At period-end:
Total assets	$2,912,717	$2,750,572
Total deposits	2,494,100	2,356,880
Loans, net of allowance for loan losses	1,926,002	1,959,539
Loans held-for-sale, at fair value	8,092	11,734
Securities available for sale	450,402	466,465
Borrowings	80,709	77,511
Subordinated notes	31,932	31,903
Shareholders' equity	265,938	246,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	1.00%	1.02%
Total nonaccrual loans to total loans	0.51%	0.52%
Nonperforming assets to total assets	0.34%	0.37%
Allowance for loan losses to nonaccrual loans	195%	195%
Total risk-based capital:
Orrstown Financial Services, Inc.	15.6%	15.6%
Orrstown Bank	14.7%	14.7%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	12.8%	12.5%
Orrstown Bank	13.5%	13.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	12.8%	12.5%
Orrstown Bank	13.5%	13.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.0%	8.1%
Orrstown Bank	8.5%	8.7%

Book value per common share	$23.61	$21.98

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	June 30, 2021	December 31, 2020
Assets
Cash and due from banks	$27,623	$26,203
Interest-bearing deposits with banks	309,139	99,055
Cash and cash equivalents	336,762	125,258
Restricted investments in bank stocks	9,691	10,563
Securities available for sale (amortized cost of $440,411 and $460,999 at June 30, 2021 and December 31, 2020, respectively)	450,402	466,465
Loans held for sale, at fair value	8,092	11,734
Loans	1,945,383	1,979,690
Less: Allowance for loan losses	(19,381)	(20,151)
Net loans	1,926,002	1,959,539
Premises and equipment, net	34,529	35,149
Cash surrender value of life insurance	69,375	68,554
Goodwill	18,724	18,724
Other intangible assets, net	4,800	5,458
Accrued interest receivable	7,930	8,927
Other assets	46,410	40,201
Total assets	$2,912,717	$2,750,572
Liabilities
Deposits:
Noninterest-bearing	$529,137	$456,778
Interest-bearing	1,964,963	1,900,102
Total deposits	2,494,100	2,356,880
Securities sold under agreements to repurchase	22,872	19,466
FHLB advances and other	57,837	58,045
Subordinated notes	31,932	31,903
Accrued interest and other liabilities	40,038	38,029
Total liabilities	2,646,779	2,504,323
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,265,510 shares issued and 11,262,751 outstanding at June 30, 2021; 11,257,046 shares issued and 11,201,317 outstanding at December 31, 2020	586	586
Additional paid—in capital	188,772	189,066
Retained earnings	69,052	54,099
Accumulated other comprehensive income	7,578	3,346
Treasury stock— 2,759 and 55,729 shares, at cost at June 30, 2021 and December 31, 2020, respectively	(50)	(848)
Total shareholders’ equity	265,938	246,249
Total liabilities and shareholders’ equity	$2,912,717	$2,750,572

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
Interest income
Loans	$21,323	$21,794	$42,834	$41,960
Investment securities - taxable	1,614	2,795	3,493	6,233
Investment securities - tax-exempt	638	420	1,138	704
Short-term investments	81	13	120	92
Total interest income	23,656	25,022	47,585	48,989
Interest expense
Deposits	1,081	3,310	2,473	7,664
Securities sold under agreements to repurchase	8	152	17	184
FHLB advances and other	164	260	335	1,078
Subordinated notes	502	502	1,004	1,003
Total interest expense	1,755	4,224	3,829	9,929
Net interest income	21,901	20,798	43,756	39,060
Provision for loan losses	625	1,900	(375)	2,825
Net interest income after provision for loan losses	21,276	18,898	44,131	36,235
Noninterest income
Service charges	880	719	1,765	1,706
Interchange income	1,064	819	2,019	1,607
Swap fee income	15	232	68	432
Wealth management income	2,930	2,295	5,653	4,654
Mortgage banking activities	1,162	1,609	3,351	1,941
Gains on sale of portfolio loans	—	925	—	2,803
Investment securities gains (losses)	11	9	156	(31)
Other income	602	585	1,196	1,155
Total noninterest income	6,664	7,193	14,208	14,267
Noninterest expenses
Salaries and employee benefits	10,212	10,063	20,409	21,657
Occupancy, furniture and equipment	2,400	2,326	4,918	4,615
Data processing, telephone, and communication	1,032	791	2,051	1,662
Advertising and bank promotions	274	167	699	956
FDIC insurance	158	214	352	261
Professional services	579	1,021	1,300	1,737
Taxes other than income	462	449	913	451
Intangible asset amortization	324	404	658	867
Insurance claim recovery	—	—	—	(486)
Other operating expenses	1,592	2,996	3,516	5,015
Total noninterest expenses	17,033	18,431	34,816	36,735
Income before income tax expense	10,907	7,660	23,523	13,767
Income tax expense	2,131	1,301	4,540	2,340
Net income	$8,776	$6,359	$18,983	$11,427

Share information:
Basic earnings per share	$0.80	$0.58	$1.73	$1.04
Diluted earnings per share	$0.79	$0.58	$1.71	$1.04
Weighted average shares - basic	10,975	10,916	10,975	10,937
Weighted average shares - diluted	11,112	10,993	11,093	11,027

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	6/30/2021			03/31/21			12/31/20			09/30/20			6/30/2020
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$290,039	$81	0.11%	$145,595	$39	0.11%	$48,019	$14	0.12%	$31,087	$9	0.12%	$27,949	$13	0.18%
Investment securities (1)	438,110	2,421	2.22	468,273	2,512	2.18	486,613	2,643	2.16	496,107	2,673	2.14	493,847	3,327	2.71
Loans (1)(2)(3)	2,014,600	21,375	4.26	2,033,219	21,574	4.30	2,015,749	23,960	4.73	2,054,193	21,741	4.21	1,988,114	21,912	4.43
Total interest-earning assets	2,742,749	23,877	3.49	2,647,087	24,125	3.70	2,550,381	26,617	4.15	2,581,387	24,423	3.76	2,509,910	25,252	4.05
Other assets	188,810			182,737			182,764			190,119			200,684
Total	$2,931,559			$2,829,824			$2,733,145			$2,771,506			$2,710,594
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,394,384	292	0.08	$1,334,219	438	0.13	$1,283,024	655	0.20	$1,213,208	939	0.31	$1,154,434	1,259	0.44
Savings deposits	200,439	50	0.10	183,576	45	0.10	172,068	52	0.12	168,377	67	0.16	160,738	63	0.16
Time deposits	382,467	739	0.78	397,271	909	0.93	411,395	1,155	1.12	432,438	1,477	1.36	462,664	1,988	1.73
Securities sold under agreements to repurchase	22,417	8	0.14	21,452	9	0.17	20,055	13	0.26	21,145	20	0.38	21,582	24	0.45
FHLB advances and other	57,896	164	1.14	58,000	171	1.20	135,558	320	0.94	219,567	394	0.71	175,336	388	0.89
Subordinated notes	31,924	502	6.29	31,909	502	6.29	31,895	502	6.29	31,881	501	6.28	31,867	502	6.33
Total interest-bearing liabilities	2,089,527	1,755	0.34	2,026,427	2,074	0.42	2,053,995	2,697	0.52	2,086,616	3,398	0.65	2,006,621	4,224	0.85
Noninterest-bearing demand deposits	545,617			516,849			406,454			417,939			452,253
Other	37,561			36,244			36,216			37,330			36,511
Total Liabilities	2,672,705			2,579,520			2,496,665			2,541,885			2,495,385
Shareholders' Equity	258,854			250,304			236,480			229,621			215,209
Total	$2,931,559			$2,829,824			$2,733,145			$2,771,506			$2,710,594
Taxable-equivalent net interest income / net interest spread		22,122	3.15%		22,051	3.28%		23,920	3.63%		21,025	3.12%		21,028	3.20%
Taxable-equivalent net interest margin			3.24%			3.38%			3.73%			3.24%			3.37%
Taxable-equivalent adjustment		(221)			(196)			(192)			(207)			(230)
Net interest income		$21,901			$21,855			$23,728			$20,818			$20,798
Ratio of average interest-earning assets to average interest-bearing liabilities			131%			131%			124%			124%			125%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Six Months Ended
	June 30, 2021			June 30, 2020
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$218,216	$120	0.11%	$25,409	$92	0.73%
Investment securities (1)	453,108	4,933	2.20	497,418	7,124	2.88
Loans (1)(2)(3)	2,023,858	42,949	4.28	1,820,830	42,199	4.66
Total interest-earning assets	2,695,182	48,002	3.59	2,343,657	49,415	4.24
Other assets	185,791			194,543
Total	$2,880,973			$2,538,200
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,364,483	728	0.11	$1,063,460	3,161	0.60
Savings deposits	192,039	96	0.10	155,966	127	0.16
Time deposits	389,828	1,649	0.85	483,014	4,376	1.82
Securities sold under agreements to repurchase	21,937	17	0.16	15,499	52	0.67
FHLB advances and other	57,948	335	1.17	181,372	1,210	1.34
Subordinated notes	31,916	1,004	6.29	31,860	1,003	6.29
Total interest-bearing liabilities	2,058,151	3,829	0.38	1,931,171	9,929	1.03
Noninterest-bearing demand deposits	531,313			351,208
Other	36,906			35,139
Total Liabilities	2,626,370			2,317,518
Shareholders' Equity	254,603			220,682
Total	$2,880,973			$2,538,200
Taxable-equivalent net interest income / net interest spread		44,173	3.22%		39,486	3.21%
Taxable-equivalent net interest margin			3.31%			3.39%
Taxable-equivalent adjustment		(417)			(426)
Net interest income		$43,756			$39,060
Ratio of average interest-earning assets to average interest-bearing liabilities			131%			121%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Profitability for the quarter:
Net interest income	$21,901	$21,855	$23,729	$20,818	$20,798
Provision for loan losses	625	(1,000)	300	2,200	1,900
Noninterest income	6,664	7,544	7,181	6,861	7,193
Noninterest expenses	17,033	17,783	18,080	19,265	18,431
Income before income taxes	10,907	12,616	12,530	6,214	7,660
Income tax expense	2,131	2,409	2,471	1,237	1,301
Net income	$8,776	$10,207	$10,059	$4,977	$6,359

Financial ratios:
Return on average assets (1)	1.20%	1.44%	1.47%	0.72%	0.94%
Return on average equity (1)	13.56%	16.31%	17.01%	8.67%	11.82%
Net interest margin (1)	3.24%	3.38%	3.73%	3.24%	3.37%
Efficiency ratio	59.6%	60.5%	58.5%	69.6%	65.8%

Per share information :
Income per common share:
Basic	$0.80	$0.93	$0.92	$0.45	$0.58
Diluted	$0.79	$0.92	$0.91	$0.45	$0.58
Book value	$23.61	$22.62	$21.98	$20.78	$20.13
Tangible book value (2)	$21.61	$20.59	$19.93	$18.70	$18.03
Cash dividends paid	$0.18	$0.18	$0.17	$0.17	$0.17
Average basic shares	10,975	10,975	10,953	10,941	10,916
Average diluted shares	11,112	11,074	11,057	11,025	10,993
(1) Annualized.
(2) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Noninterest income:
Service charges	$880	$885	$999	$852	$719
Interchange income	1,064	955	916	900	819
Loan swap referral fees	15	53	320	95	232
Wealth management income	2,930	2,723	2,615	2,464	2,295
Mortgage banking activities	1,162	2,189	1,348	1,985	1,609
Other income	602	594	955	578	1,510
Investment securities gains (losses)	11	145	28	(13)	9
Total noninterest income	$6,664	$7,544	$7,181	$6,861	$7,193

Noninterest expenses:
Salaries and employee benefits	$10,212	$10,197	$10,998	$10,695	$10,063
Occupancy, furniture and equipment	2,400	2,518	2,467	2,434	2,326
Data processing, telephone, and communication	1,032	1,019	954	958	791
Advertising and bank promotions	274	425	507	197	167
FDIC insurance	158	194	195	230	214
Professional services	579	721	780	603	1,021
Taxes other than income	462	451	240	453	449
Intangible asset amortization	324	334	345	357	404
Merger related and branch consolidation expenses	—	—	—	1,310	—
Other operating expenses	1,592	1,924	1,594	2,028	2,996
Total noninterest expenses	$17,033	$17,783	$18,080	$19,265	$18,431

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Balance Sheet at quarter end:
Cash and cash equivalents	$336,762	$326,245	$125,258	$87,307	$52,290
Restricted investments in bank stocks	9,691	10,307	10,563	12,646	16,256
Securities available for sale	450,402	407,690	466,465	478,288	483,936
Loans held for sale, at fair value	8,092	11,449	11,734	12,804	13,594
Loans:
Commercial real estate:
Owner occupied	191,595	177,934	174,908	166,623	164,442
Non-owner occupied	471,541	415,219	409,567	403,138	390,980
Multi-family	112,420	111,757	113,635	110,153	111,016
Non-owner occupied residential	99,631	101,381	114,505	111,958	116,531
Commercial and industrial (1)	599,123	750,831	647,368	690,330	665,312
Acquisition and development:
1-4 family residential construction	9,686	12,138	9,486	9,627	7,966
Commercial and land development	55,330	45,229	51,826	37,850	50,220
Municipal	14,452	19,238	20,523	28,867	34,276
Total commercial loans	1,553,778	1,633,727	1,541,818	1,558,546	1,540,743
Residential mortgage:
First lien	211,918	225,247	244,321	273,149	295,736
Home equity – term	8,321	9,183	10,169	11,108	11,944
Home equity – lines of credit	149,601	153,169	157,021	158,106	160,842
Installment and other loans	21,765	23,695	26,361	28,961	32,052
Total loans	1,945,383	2,045,021	1,979,690	2,029,870	2,041,317
Allowance for loan losses	(19,381)	(18,967)	(20,151)	(19,725)	(17,517)
Net loans held-for-investment	1,926,002	2,026,054	1,959,539	2,010,145	2,023,800
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	4,800	5,124	5,458	5,803	6,160
Total assets	2,912,717	2,963,534	2,750,572	2,781,667	2,772,796
Total deposits	2,494,100	2,547,089	2,356,880	2,279,483	2,251,731
Borrowings	80,709	80,736	77,511	200,818	226,520
Subordinated notes	31,932	31,918	31,903	31,889	31,875
Total shareholders' equity	265,938	254,448	246,249	232,847	225,638

(1) This balance includes $355.6 million, $504.3 million, $403.3 million, $458.1 million and $447.2 million of SBA PPP loans, net of deferred fees and costs, at June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020, respectively.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	15.6%	16.2%	15.6%	15.0%	14.5%
Orrstown Bank	14.7%	15.3%	14.7%	14.3%	13.9%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	12.8%	13.2%	12.5%	12.0%	11.7%
Orrstown Bank	13.5%	14.1%	13.5%	13.1%	12.8%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	12.8%	13.2%	12.5%	12.0%	11.7%
Orrstown Bank	13.5%	14.1%	13.5%	13.1%	12.8%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.0%	8.1%	8.1%	7.8%	7.6%
Orrstown Bank	8.5%	8.6%	8.7%	8.5%	8.4%

Average equity to average assets	8.83%	8.85%	8.65%	8.29%	7.94%
Allowance for loan losses to total loans	1.00%	0.93%	1.02%	0.97%	0.86%
Total nonaccrual loans to total loans	0.51%	0.48%	0.52%	0.39%	0.36%
Nonperforming assets to total assets	0.34%	0.33%	0.37%	0.28%	0.27%
Allowance for loan losses to nonaccrual loans	195%	192%	195%	250%	237%

Other information:
Net charge-offs (recoveries)	$211	$184	$(126)	$(8)	$186
Classified loans	28,731	32,408	33,147	36,408	33,376
Nonperforming and other risk assets:
Nonaccrual loans	9,941	9,895	10,310	7,899	7,404
Other real estate owned	—	—	—	—	17
Total nonperforming assets	9,941	9,895	10,310	7,899	7,421
Restructured loans still accruing	852	921	934	945	960
Loans past due 90 days or more and still accruing (2)	212	196	554	520	909
Total nonperforming and other risk assets	$11,005	$11,012	$11,798	$9,364	$9,290
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $196 thousand, $179 thousand, $515 thousand, $520 thousand and $594 thousand of purchased credit impaired loans at June 30, 2021, March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended					Year To Date
	6/30/2021	3/31/21	12/31/20	9/30/20	6/30/2020	6/30/2021	6/30/2020
(In thousands)
Pretax Items
Branch consolidation expenses	$—	$—	$—	$1,310	$—	$—	$—
Net securities gains (losses)	11	145	28	(13)	9	156	(31)
Gain on swap termination	—	—	226	—	—	—	—
Earnings on life insurance proceeds	—	—	58	—	—	—	—
Gains on sale of portfolio loans	—	—	—	—	925	—	2,803
Accretion - recoveries on purchased credit impaired loans	23	256	779	294	1,021	278	1,232
Insurance claim receivable recovery	—	—	—	—	—	—	486

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations

As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $23.5 million and $24.2 million at June 30, 2021 and December 31, 2020, respectively. Additionally, the Company incurred approximately $1.3 million in charges associated with branch consolidation efforts during the three months ended September 30, 2020.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions. Management also believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results of non-recurring charges associated with increasing operational efficiencies for the long-term, and provide investors with clarity on its allowance for loan losses to total loans ratio. The Company believes that excluding SBA PPP loans, due to its credit enhancement, from loans held for investment is useful to investors due to the size and effect on the total and ratio.

Tangible book value per common share and allowance to non-SBA guaranteed loans, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following tables present the computation of each non-GAAP based measure:
(dollars in thousands, except per share information)

Tangible Book Value per Common Share	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Shareholders' equity	$265,938	$254,448	$246,249	$232,847	$225,638
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	4,800	5,124	5,458	5,803	6,160
Related tax effect	(1,008)	(1,076)	(1,146)	(1,219)	(1,294)
Tangible common equity (non-GAAP)	$243,422	$231,676	$223,213	$209,539	$202,048

Common shares outstanding	11,263	11,251	11,201	11,204	11,209

Book value per share (most directly comparable GAAP based measure)	$23.61	$22.62	$21.98	$20.78	$20.13
Intangible assets per share	2.00	2.03	2.05	2.08	2.10
Tangible book value per share (non-GAAP)	$21.61	$20.59	$19.93	$18.70	$18.03

Allowance to Non-SBA Guaranteed Loans:

	June 30, 2021	March 31, 2021
Allowance for loan losses	$19,381	$18,967
Gross loans	1,945,383	2,045,021
less: SBA guaranteed loans	(356,905)	(506,296)
Non-SBA guaranteed loans	$1,588,478	$1,538,725

Allowance to non-SBA guaranteed loans	1.2%	1.2%

Appendix C- Investment Portfolio Concentrations

The following table summarizes the credit ratings and collateral associated with the Company's investment portfolio, excluding equity securities, at June 30, 2021:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral Type
Unsecured ABS	1%	$4,044	$4,086	53%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	2%	9,945	9,882	26	—%	—%	—%	—%	100%	Seasoned Student Loans
Federal Family Education Loan ABS	41%	176,220	176,388	6	71%	16%	13%	—%	—%	Federal Family Education Loan (1)
PACE Loan ABS	1%	4,525	4,644	6	100%	—%	—%	—%	—%	PACE Loans
Non-Agency RMBS	3%	14,013	14,642	47	100%	—%	—%	—%	—%	Reverse Mortgages (2)
Municipal - General Obligation	19%	83,541	89,179		2%	90%	8%	—%	—%
Municipal - Revenue	15%	66,344	70,237		—%	70%	15%	—%	15%
SBA ReRemic	2%	9,783	9,772		—%	100%	—%	—%	—%	SBA Guarantee (3)
Agency MBS	16%	71,597	71,173		—%	100%	—%	—%	—%	Residential Mortgages (3)
Bank CDs	—%	249	249		—%	—%	—%	—%	100%	FDIC Insured CD
	100%	$440,261	$450,252		33%	52%	9%	—%	6%

(1) Minimum of 97% guaranteed by U.S. government
(2) Reverse mortgages fund over time and credit enhancement is estimated based on prior experience
(3) 100% guaranteed by U.S. government agencies

Note : Ratings in table are the lowest of the three rating agencies (Standard & Poors, Moody's & Fitch). Standard & Poors rates U.S. government obligations at AA+
Note: S&P rates US government obligations at AA+

About the Company

With $2.9 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on its strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. In addition to risks and uncertainties related to the COVID-19 pandemic (including those related to variants, such as the delta variant) and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of the repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2020 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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